Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Siebert Financial Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Type	Fee Calculation or Carry Forward Rule		Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)(2)(3)	Fee Rate	Amount of Registration Fee(4)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	Equity	Common stock, par value $.01 per share
	Equity	Preferred stock
	Other	Warrants
	Other	Units(5)
	Other	Subscription rights
	Unallocated (Universal) Shelf	—	457	(o)			$100,000,000	$92.70	$9,270
Fees Previously Paid	Equity	Common stock, par value $.01 per share
	Equity	Preferred stock
	Other	Warrants
	Other	Units
	Other	Subscription rights
	Unallocated (Universal) Shelf	—
Carry Forward Securities
Carry Forward Securities	—	—	—		—		—			—	—	—	—
Total Offering Amounts
Total Fees Previously Paid
Total Fees Offsets
Net Fee Due

(1)	There are being registered pursuant to the registration statement such indeterminate number of shares of common stock or preferred stock and such indeterminate amount of warrants to purchase shares of common stock and/or preferred stock as may be offered from time to time pursuant to the prospectus contained in the registration statement with an aggregate initial offering price not to exceed $100,000,000, or the equivalent thereof in foreign currencies. The securities registered under the registration statement may be sold separately, together or as units. These contracts would be issued together with securities registered under the registration statement. There are also being registered under the registration statement an indeterminate amount or number of shares of the securities as may be issuable upon conversion or exchange of warrants or pursuant to antidilution provisions thereof or offered or issued from share splits, share dividends, recapitalizations or similar transactions.

(2)	The proposed maximum per unit and aggregate offering prices per class of securities will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered under the registration statement and is not specified as to each class of security pursuant to General Instruction II.D of Form S-3 under the Securities Act.

(3)	Pursuant to Rule 457(o) and Form S-3 General Instruction II.D., which permit the registration fee to be calculated on the basis of the maximum offering price of all securities listed, the table does not specify information as to the amount of any particular security to be registered.

(4)	The registration fee has been calculated in accordance with Rule 457(o) under the Securities Act.

(5)	Any securities registered under the registration statement may be sold separately or as units with other securities registered under the registration statement.

Table 2: Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rules 457(b) and 0-11(a)(2)
Fee Offset Claims		—	—	—		—
Fee Offset Sources	—	—	—		—						—
Rules 457(p)
Fee Offset Claims	—	—	—	—		—	—	—	—	—
Fee Offset Sources	—	—	—		—						—

Table 3: Combined Prospectuses

Security Type	Security Class Title	Amount of Securities Previously Registered	Maximum Aggregate Offering Price of Securities Previously Registered	Form Type	File Number	Initial Effective Date
—	—	—	—	—	—	—